Designated Filer:	Ray Lindenbaum
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	June 19, 2015

Joint Filers’ Signatures

/s/ Ray Lindenbaum
Ray Lindenbaum

/s/ Marcel Lindenbaum
Marcel Lindenbaum

Victoria and Ben Feder’s 1996 Children Trust

By:	/s/ Ray Lindenbaum
Name: Ray Lindenbaum
Title: Trustee